EXHIBIT 99.1

Amtech Reports Second Quarter Fiscal 2019 Results

TEMPE, Ariz., May 9, 2019 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer handling automation, and related consumables used in fabricating semiconductor devices, light-emitting diodes (LEDs), silicon carbide (SiC) and silicon power chips and solar cells, today reported results for its second quarter ended March 31, 2019.

On March 28, 2019, the Company adopted a plan to sell the majority of the Solar segment to include Tempress and SoLayTec. As a result, the Company is reporting those subsidiaries as discontinued operations beginning with its second quarter results. Including discontinued operations, the Company had $28.8 million of revenue, gross margin of 24%, and operating loss of $5.3 million for the quarter ended March 31, 2019. The remainder of this release, including the Outlook section below, relates only to the results from continuing operations.

Second Quarter Fiscal 2019 Financial and Operational Highlights from Continuing Operations:

•	Net revenue of $20.6 million

•	Income from continuing operations, net of tax, of $1.0 million

•	Income per diluted share from continuing operations of $0.07

•	Customer orders of $19.3 million

•	March 31, 2019 backlog of $22.0 million

•	Book to bill ratio of 0.9:1

•	Unrestricted cash of $47.9 million

Mr. J.S. Whang, Executive Chairman and Chief Executive Officer of Amtech, commented, “With the announced plans to divest our solar businesses, we are increasing our effort and focus on our semiconductor and SiC/LED businesses, and future opportunities, which we believe will best position Amtech Group for profitable growth over the long-term."

Mr. Whang continued, "Despite a softening semi industry environment, our core semiconductor business continues to see a solid base level of demand. We are benefiting from the strength in the North American market while also experiencing tough period-to-period comparisons as the industry is impacted by softening demand from Asia, particularly in China. Our objective is to maintain our market share through the cycle, and we believe we are well positioned to do so. We are meeting with our customers to ensure we fully understand their current needs and longer-term objectives. These planning discussions suggest opportunity for us when the market turns up and further validates our semiconductor and SiC/LED businesses are well positioned to benefit in the near and longer term as demand for increasingly robust power chips continues to expand. In order to manage the current and anticipated future growth we are expanding SiC/LED capacity.”

Net revenue for the second quarter of fiscal 2019 was $20.6 million compared to $23.2 million in the preceding quarter and $21.1 million in the second quarter of fiscal 2018. Sequentially, Semiconductor revenue decreased by approximately $2.9 million due primarily to quarter-to-quarter variability of orders and delivery schedules established by one customer. SiC/LED revenue increased by approximately $0.3 million due primarily to increased machine sales. Compared to prior year, Semi net revenue decreased by approximately $0.5 million due primarily to weakness in the China market, while SiC/LED revenue decreased slightly, by approximately $0.3 million, due primarily to higher initial sales of consumable products in the second quarter of fiscal 2018.

Unrestricted cash and cash equivalents at our continuing operations at March 31, 2019 were $47.9 million, compared to $45.9 million at September 30, 2018.

At March 31, 2019, our total backlog was $22.0 million, compared to total backlog of $23.7 million at December 31, 2018. Backlog includes customer orders that are expected to ship within the next 12 months. The nature and composition of our backlog from continuing operations reflects shorter lead times and lower risk of cancellation when compared to previous quarters that included solar orders.

Gross margin in the second quarter of fiscal 2019 was 38%, compared to 39% in the preceding quarter and 41% in the second quarter of fiscal 2018. Sequentially and compared to prior year, gross margins decreased primarily due to product mix, most notably, the type and volume of equipment and consumables sold in each quarter.

Selling, general and administrative expense (“SG&A”) in the second quarter of fiscal 2019 was $5.8 million, compared to $6.6 million in the preceding quarter and $6.3 million in the second quarter of fiscal 2018. Sequentially and compared to prior year, SG&A decreased primarily due to lower headcount, employee-related expenses and professional fees.

Restructuring expense was $0.2 million in the second quarter of fiscal 2019, and $0.9 million in the preceding quarter. We did not have any restructuring expense in the second quarter of fiscal 2018.

Research, development and engineering (RD&E) expense was $0.7 million in the second quarter of fiscal 2019 compared to $0.9 million in the preceding quarter and $0.8 million in the second quarter of fiscal 2018.

Income tax expense in the second quarter of fiscal 2019 was $0.3 million compared to $0.6 million in the preceding quarter and $0.4 million in the second quarter of fiscal 2018.

Income from continuing operations, net of tax, for the second quarter of fiscal 2019 was $1.0 million, or $0.07 per share, compared to $1.1 million, or $0.07 per share, for the second quarter of fiscal 2018 and $0.2 million, or $0.02 per share, in the preceding quarter.

Outlook

For the quarter ending June 30, 2019, the Company expects continuing softness in the semiconductor equipment industry to result in revenue to be in the range of $19 to $21 million. Gross margin for the quarter ending June 30, 2019 is expected to be in the mid to upper 30 percent range, with operating margin in the low single digits.

The semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

A substantial portion of Amtech’s revenues are denominated in Renminbis. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. A significant decrease in the value of the Renminbi in relation to the United States Dollar could cause actual revenue to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss second quarter financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703.  Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through May 16, 2019.  To access the replay please dial US toll free (877) 344-7529 and enter code 10130710. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech’s website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing and polishing equipment and related consumables to the semiconductor / electronics, power IC businesses, and advanced lighting manufacturing markets. Amtech's equipment includes diffusion, solder reflow systems, wafer handling automation, and polishing equipment and related consumables for surface preparation of various materials, including silicon carbide (“SiC”), sapphire and silicon. The Company's wafer handling, thermal processing, polishing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of semiconductors, printed circuit boards, semiconductor packaging, MEMS, and advanced lighting, including the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, PR HoffmanTM, and R2D AutomationTM.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries (“Amtech”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech’s future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and greater China sourcing. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2018, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading “Risk Factors” in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Lisa D. Gibbs Chief Financial Officer (480) 967-5146 irelations@amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 9, 2019
(Unaudited)

Summary Financial Information for Continuing Operations
(in thousands, except percentages and ratios)

	Three Months Ended			Six Months Ended March 31,
	March 31, 2019	December 31, 2018	March 31, 2018	2019	2018
Amtech Systems, Inc.
Revenues, net of returns and allowances	$20,633	$23,225	$21,115	$43,858	$48,231
Gross profit	$7,927	$9,020	$8,582	$16,947	$18,542
Gross margin	38%	39%	41%	39%	38%
Operating income	$1,248	$664	$1,485	$1,912	$4,346
New orders	$19,325	$20,613	$22,848	$39,938	$53,728
Book-to-bill ratio	0.9:1	0.9:1	1.1:1	0.9:1	1.1:1
Backlog	$21,991	$23,656	$30,376	$21,991	$30,376
Semiconductor Segment
Revenues, net of returns and allowances	$16,053	$18,960	$16,582	$35,013	$37,473
Gross profit	$6,443	$7,490	$7,075	$13,933	$14,563
Gross margin	40%	40%	43%	40%	39%
Operating income	$1,732	$2,745	$2,257	$4,477	$5,261
New orders	$15,469	$16,094	$19,227	$31,563	$44,519
Book-to-bill ratio	0.9:1	0.8:1	1.2:1	0.9:1	1.2:1
Backlog	$17,286	$18,158	$26,366	$17,286	$26,366
SiC/LED Segment
Revenues, net of returns and allowances	$3,273	$2,983	$3,603	$6,256	$7,126
Gross profit	$1,262	$1,224	$1,540	$2,486	$3,076
Gross margin	39%	41%	43%	40%	43%
Operating income	$877	$769	$1,111	$1,646	$2,215
New orders	$3,133	$3,744	$2,532	$6,877	$7,233
Book-to-bill ratio	1.0:1	1.3:1	0.7:1	1.1:1	1.0:1
Backlog	$3,311	$3,456	$1,794	$3,311	$1,794
Automation Segment
Revenues, net of returns and allowances	$1,307	$1,282	$930	$2,589	$3,632
Gross profit (loss)	$222	$306	$(33)	$528	$903
Gross margin	17%	24%	(4)%	20%	25%
Operating loss	$(116)	$(224)	$(483)	$(340)	$(36)
New orders	$723	$775	$1,089	$1,498	$1,976
Book-to-bill ratio	0.5:1	0.6:1	1.2:1	0.6:1	0.6:1
Backlog	$1,394	$2,042	$2,216	$1,394	$2,216

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 9, 2019
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Revenues, net of returns and allowances	$20,633	$21,115	$43,858	$48,231
Cost of sales	12,706	12,533	26,911	29,689
Gross profit	7,927	8,582	16,947	18,542

Selling, general and administrative	5,793	6,319	12,419	12,743
Research, development and engineering	713	778	1,579	1,453
Restructuring charges	173	—	1,037	—
Operating income	1,248	1,485	1,912	4,346

Income from equity method investment	—	28	—	2
Interest and other income (expense), net	96	(32)	262	(14)
Income from continuing operations before income taxes	1,344	1,481	2,174	4,334
Income tax provision	332	420	914	1,572
Income from continuing operations, net of tax	1,012	1,061	1,260	2,762
(Loss) income from discontinued operations, net of tax	(6,647)	1,774	(9,267)	6,525
Net (loss) income	$(5,635)	$2,835	$(8,007)	$9,287

(Loss) Income Per Basic Share:
Basic income per share from continuing operations	$0.07	$0.07	$0.09	$0.19
Basic (loss) income per share from discontinued operations	$(0.47)	$0.12	$(0.65)	$0.44
Net (loss) income per basic share	$(0.40)	$0.19	$(0.56)	$0.63

(Loss) Income Per Diluted Share:
Diluted income per share from continuing operations	$0.07	$0.07	$0.09	$0.18
Diluted (loss) income per share from discontinued operations	$(0.47)	$0.12	$(0.65)	$0.43
Net (loss) income per diluted share	$(0.40)	$0.19	$(0.56)	$0.61

Weighted average shares outstanding - Basic	14,228	14,891	14,224	14,835
Weighted average shares outstanding - Diluted	14,258	15,154	14,255	15,223

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 9, 2019
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	March 31, 2019	September 30, 2018
Assets
Current Assets
Cash and cash equivalents	$47,921	$45,897
Restricted cash	502	18
Accounts receivable
Trade (less allowance for doubtful accounts of $444 and $454 at March 31, 2019, and September 30, 2018, respectively)	17,093	17,985
Unbilled and other	—	291
Inventory	19,272	17,835
Contract assets	107	—
Held-for-sale assets	25,977	45,322
Other current assets	2,091	2,884
Total current assets	112,963	130,232
Property, Plant and Equipment - Net	10,180	10,509
Intangible Assets - Net	1,000	1,131
Goodwill - Net	6,633	6,633
Other Assets	828	901
Total Assets	$131,604	$149,406
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$6,128	$6,867
Accrued compensation and related taxes	3,604	3,359
Accrued warranty expense	530	644
Other accrued liabilities	1,171	667
Current maturities of long-term debt	356	350
Contract liabilities	2,015	1,519
Income taxes payable	2,630	2,357
Held-for-sale liabilities	21,965	31,798
Total current liabilities	38,399	47,561
Long-Term Debt	5,361	5,542
Income Taxes Payable	3,147	3,213
Total Liabilities	46,907	56,316
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,227,580 and 14,216,596 at March 31, 2019, and September 30, 2018, respectively	142	142
Additional paid-in capital	124,716	124,316
Accumulated other comprehensive loss	(10,760)	(9,974)
Retained deficit	(29,401)	(21,394)
Total shareholders’ equity	84,697	93,090
Total Liabilities and Shareholders’ Equity	$131,604	$149,406

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 9, 2019
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended March 31,
	2019	2018
Operating Activities
Net (loss) income	$(8,007)	$9,287
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	888	916
Write-down of inventory	2,794	126
Capitalized interest	106	143
Deferred income taxes	7	(23)
Non-cash share-based compensation expense	363	463
Loss (gain) on sale of property, plant and equipment	9	(57)
Income from equity method investment	—	(2)
Provision for allowance for doubtful accounts, net	1,141	48
Changes in operating assets and liabilities:
Accounts receivable	(1,533)	(3,642)
Inventory	(650)	1,644
Contract and other assets	10,143	(1,899)
Accounts payable	(650)	9,097
Accrued income taxes	216	(2,954)
Accrued and other liabilities	(378)	423
Contract liabilities	(7,516)	(31,085)
Net cash used in operating activities	(3,067)	(17,515)
Investing Activities
Purchases of property, plant and equipment	(238)	(686)
Proceeds from sale of property, plant and equipment	—	68
Net cash used in investing activities	(238)	(618)
Financing Activities
Proceeds from the exercise of stock options	37	1,340
Payments on long-term debt	(186)	(183)
Net cash (used in) provided by financing activities	(149)	1,157
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(903)	1,372
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(4,357)	(15,604)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	62,496	75,761
Cash, Cash Equivalents and Restricted Cash, End of Period*	$58,139	$60,157

* Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets.